Daktronics, Inc. Announces Second Quarter Fiscal 2011 Results
• Net sales increase 10% and earnings rise 45% compared to fiscal 2010 second quarter
• Backlog increases to $121 million compared to $90 million one year ago

Brookings, S.D. – November 23, 2010 - Daktronics, Inc. (Nasdaq - DAKT) today reported fiscal 2011 second quarter net sales of $126.9 million and net income of $7.0 million, or $0.17 per diluted share, compared to net sales of $115.4 million and net income of $4.8 million, or $0.12 per diluted share, for the second quarter of fiscal 2010.  Backlog at the end of the 2011 second quarter was approximately $121 million, compared with a backlog of approximately $90 million a year earlier and $144 million at the end of the first quarter of fiscal 2011.

Net sales, net income and earnings per share for the six months ended October 30, 2010 were $227.4 million, $9.5 million and $0.23 per diluted share, respectively.  This compares to $228.8 million, $6.3 million and $0.15 per diluted share, respectively, for the same period in fiscal 2010.

Free cash flow, defined as cash provided by operations less net purchases of property and equipment, was $25.2 million in the first half of fiscal 2011, compared to $23.5 million in the first half of fiscal 2010.  Cash on hand at the end of the second quarter of fiscal 2011 was $66.8 million.

“We are pleased with the second quarter results,” said Jim Morgan, president and chief executive officer.  “We entered the quarter with a healthy backlog, and we executed well on that backlog.  One of our concerns that we expressed last quarter was that parts shortages might affect our execution during the quarter, but overall our suppliers came through well for us. It was a very busy quarter and I want to thank all of our employees for their dedicated efforts in serving our customers and meeting critical deadlines.

“It is noteworthy that our backlog is significantly larger going into third quarter than it was a year ago,” continued Morgan. “Unlike last year, there are projects moving forward in professional baseball for this coming season, and we have had good success to date in winning our share of those projects.  The backlog number does not include three contracts for professional baseball facilities totaling more than $10 million that were booked in the third quarter of fiscal 2011.  In addition, we have two additional contracts with a combined value of approximately $10 million which are in the contract negotiation phase.  Our new DVX video product, along with our new Show Control software front-end, has been very well received in the industry, and we believe it has been a positive factor in these wins.”

Morgan added, “Recent communication with our major customers in outdoor advertising, along with their public statements, have reinforced our expectations that our digital billboard business will increase in calendar 2011. Accordingly, we are expecting orders for digital billboards to continue ramping up in third quarter.  The market’s reception to our Series 4000 digital billboard technology remains very positive. Our transportation business continues with a strong backlog and is performing well. We have started to deliver against the $25 million New Jersey Turnpike procurement contract, which includes approximately $8 million in firm orders.

“Our International business unit had an excellent quarter for orders, with the largest and most noteworthy order being a $10 million display system for a new arena in Mexico City.  It will include one of the largest center hung displays in the world and a 686 foot wide architectural lighting display on the exterior of the building.  Our pipeline for international opportunities continues to be strong,” said Morgan.

“Interest in our architectural lighting technology continues to drive opportunities, including a recently booked order for Target Field, home of the Minnesota Twins.  This order includes a 100-foot tower in right field utilizing our ProPixel® LED lighting strips, in addition to an auxiliary video board.  We continue to see architectural lighting technology as a new area of growth for our business,” continued Morgan.

 “Gross profit percentage came in lower than the first quarter of fiscal 2011 as a result of higher warranty reserves,” said Bill Retterath, chief financial officer.  “This offset the gains that we achieved on leveraging our fixed costs on higher sales.  We expect a decrease in gross margin percent in the third quarter of fiscal 2011 compared to second quarter due to lower revenues and continued pricing pressure.”

Morgan concluded, “The third quarter is typically our lowest quarter for revenues for the year, due both to the seasonality of our sports business and the additional holidays in the quarter.  With the backlog being significantly higher than it was at this time last fiscal year, we expect net sales will increase significantly in the third quarter of fiscal 2011 compared to the third quarter of last fiscal year.  It is great to see baseball showing signs of recovery, and that, along with the increase in commercial and international activity, gives us a positive outlook for the next couple of quarters.  Beyond that, our outlook is positive if the economic recovery remains on track.  We have ongoing efforts in product development to improve our products while reducing costs to manufacture. Executing on these development efforts will be a key to improving gross profit margins, as the competitive environment remains keen.

“Our focus continues to be on winning orders to continue to grow the top line, while at the same time continuing to reduce costs by improving our processes across the company, and further reducing the manufactured costs of our products through leveraging a global supply chain and product development initiatives.  At the same time, we continue initiatives to improve reliability and quality, maintain a high level of on-time delivery, and strengthen our after-sales service delivery.  We will continue to focus on free cash flow, with our priorities for cash being funding operations, including developing new and improved product offerings, expanding markets for existing products, and investing in business process improvement initiatives to create shareholder value over time,” said Morgan.

Webcast Information
The company will host a conference call and webcast to discuss its financial results today at 10:00 am (Central Time). This call will be broadcast live at http://investor.daktronics.com and available for replay shortly after the event.

About Daktronics
Daktronics has strong leadership positions in, and is the world’s largest supplier of, large screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units:  Live Events, Commercial, Schools and Theatres and Transportation and one International business unit. For more information, visit the company’s World Wide Web site at: http://www.daktronics.com, e-mail the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States or write to the company at 201 Daktronics Dr., PO Box 5128 Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to enjoy the protection of that Act.  These forward-looking statements reflect the Company’s expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectation, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, parts shortages and longer lead times, fluctuations in margins, the introduction of new products and technology, and other risks noted in the company’s SEC filings, including its Annual Report on Form 10-K for its 2010 fiscal year.  Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:
INVESTOR RELATIONS:
Bill Retterath, Chief Financial Officer
(605) 692-0200
Investor@daktronics.com

Financial tables are included on the following pages.

Daktronics, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	October 30,	October 31,	October 30,	October 31,
	2010	2009	2010	2009

Net sales	$126,919	$115,362	$227,421	$228,815
Cost of goods sold	94,102	81,800	168,017	165,183
Gross profit	32,817	33,562	59,404	63,632

Operating expenses:
Selling	12,600	12,888	24,936	27,255
General and administrative	5,624	5,959	11,212	12,493
Product design and development	4,561	5,534	9,114	11,404
	22,785	24,381	45,262	51,152
Operating income	10,032	9,181	14,142	12,480

Nonoperating income (expense):
Interest income	383	379	838	753
Interest expense	(41)	(63)	(77)	(110)
Other income (expense), net	167	(711)	262	(1,313)

Income before income taxes	10,541	8,786	15,165	11,810
Income tax expense	3,534	3,937	5,715	5,529
Net income	$7,007	$4,849	$9,450	$6,281

Weighted average shares outstanding:
Basic	41,387	40,962	41,440	40,926
Diluted	41,647	41,277	41,788	41,239

Earnings per share:
Basic	$0.17	$0.12	$0.23	$0.15
Diluted	$0.17	$0.12	$0.23	$0.15

Cash dividends paid per share	$0.50	$-	$0.60	$0.095

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Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands)

	October 30,
	2010	May 1,
	(unaudited)	2010
ASSETS

CURRENT ASSETS:
Cash, cash equivalents and restricted cash	$66,802	$64,867
Accounts receivable, less allowance for doubtful accounts	52,744	45,018
Inventories	42,594	35,673
Costs and estimated earnings in excess of billings	24,432	25,233
Current maturities of long-term receivables	5,766	6,232
Prepaid expenses and other	4,635	5,838
Deferred income taxes	12,800	12,578
Income tax receivables	4,574	7,444
Property and equipment available for sale	182	182
Total current assets	214,529	203,065

Advertising rights, net	859	1,348
Long-term receivables, less current maturities	14,135	13,458
Goodwill	3,305	3,323
Intangible and other assets	3,093	3,710
Deferred income taxes	63	62
	21,455	21,901
PROPERTY AND EQUIPMENT:
Land	1,471	1,471
Buildings	55,174	55,353
Machinery and equipment	55,429	54,058
Office furniture and equipment	51,276	53,831
Equipment held for rental	1,056	1,630
Demonstration equipment	8,587	8,969
Transportation equipment	3,577	4,256
	176,570	179,568
Less accumulated depreciation	102,933	98,683
	73,637	80,885
TOTAL ASSETS	$309,621	$305,851

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Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets (continued)
(in thousands)

	October 30,
	2010	May 1,
	(unaudited)	2010
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$27,902	$23,149
Accrued expenses and warranty obligations	37,886	33,443
Current maturities of long-term debt and marketing obligations	407	322
Billings in excess of costs and estimated earnings	14,145	13,105
Customer deposits	10,981	9,348
Deferred revenue (billed or collected)	7,773	7,766
Income taxes payable	723	361
Total current liabilities	99,817	87,494

Long-term marketing obligations, less current maturities	568	600
Long-term warranty obligations and other payables	4,181	4,229
Deferred income taxes	2,667	2,167
Long-term deferred revenue (billed or collected)	7,530	4,308
Total long-term liabilities	14,946	11,304
TOTAL LIABILITIES	114,763	98,798

SHAREHOLDERS' EQUITY:
Common stock	31,310	29,936
Additional paid-in capital	19,493	17,731
Retained earnings	144,499	159,842
Treasury stock, at cost	(9)	(9)
Accumulated other comprehensive loss	(435)	(447)
TOTAL SHAREHOLDERS' EQUITY	194,858	207,053
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$309,621	$305,851

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Daktronics, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended
	October 30,	October 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$9,450	$6,281
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation	9,777	11,123
Amortization	152	157
Loss on sale of equity investee	-	231
(Gain)/loss on sale of property and equipment	33	(26)
Stock-based compensation	1,733	1,712
Equity in losses of affiliate	36	1,347
Provision for doubtful accounts	249	(269)
Deferred income taxes, net	278	(299)
Change in operating assets and liabilities	6,426	9,400
Net cash provided by operating activities	28,134	29,657

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(3,195)	(6,247)
(Loans)/repayments to/from related parties of equity investees, net	(36)	-
(Purchase)/receipts of receivables from equity investees, net	518	(306)
Proceeds from insurance recoveries of property and equipment	114	-
Proceeds from sale of equity method investments	-	535
Proceeds from sale of property and equipment	168	104
Net cash used in investing activities	(2,431)	(5,914)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on long-term debt	(14)	(13)
Proceeds from exercise of stock options	660	207
Excess tax benefits from stock-based compensation	30	-
Dividend paid	(24,794)	(3,874)
Net cash used in financing activities	(24,118)	(3,680)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND
CASH EQUIVALENTS	1	(201)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,586	19,862

CASH AND CASH EQUIVALENTS BEGINNING OF PERIOD	63,603	36,501

CASH AND CASH EQUIVALENTS END OF PERIOD	$65,189	$56,363

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Daktronics, Inc. and Subsidiaries
Net Sales and Orders By Business Unit
(in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	October 30,	October 31,	October 30,	October 31,
	2010	2009	2010	2009
Net Sales
Commercial	$31,879	$24,873	$55,010	$48,108
Live Events	44,025	48,949	84,708	102,844
Schools & Theatres	21,351	18,766	37,999	37,200
Transportation	11,482	10,590	19,028	23,220
International	18,182	12,184	30,676	17,443
Total Net Sales	$126,919	$115,362	$227,421	$228,815

Orders
Commercial	$25,666	$22,546	$58,712	$43,663
Live Events	26,864	37,102	64,000	81,450
Schools & Theatres	14,030	16,172	35,602	37,796
Transportation	9,408	8,234	21,036	16,070
International	26,211	12,694	39,691	23,708
Total Orders	$102,179	$96,748	$219,041	$202,687

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